SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)          August 3, 2006

AMERICAN MORTGAGE ACCEPTANCE COMPANY

(Exact Name of Registrant as Specified in Its Charter)

MASSACHUSETTS

(State or Other Jurisdiction of Incorporation)

0-23972	13-6972380
(Commission File Number)	(IRS Employer Identification No.)

625 Madison Avenue
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 317-5700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of
Principal Officers.

On August 3, 2006, the Board of Trustees (the “Board”) of American Mortgage Acceptance Company, a Massachusetts real estate investment trust (the “Company”), approved the following management and Board changes, subject to the closing of the ARCap Sale, as discussed in Item 8.01 below:

•

The appointment of James L. Duggins to the position of Chief Executive Officer of the Company. Mr. Duggins is one of the founders of ARCap Investors, L.L.C. (“ARCap”) and currently serves as ARCap’s President. Jeff Blau, the Company’s existing CEO, will resign from that position and will remain a member of the Board;

•

The appointment of Daryl J. Carter to the position of President of the Company. Mr. Carter is currently the Chief Executive Officer of CharterMac Mortgage Capital, the mortgage banking subsidiary of CharterMac. Marc D. Schnitzer will resign from his position as President and will become Chairman of the Board; and

•

The appointment of Harry Levine as a new independent member to the Board. Mr. Levine is the President and owner of Carodan Corporation, a real estate advisory and development firm. Mr. Levine has over 35 years of experience in the real estate industry.

The Company’s press release announcing the foregoing management changes was issued on August 7, 2006 and is attached to this Current Report on Form 8-K as Exhibit 99.1 (the “Press Release”).

ITEM 8.01 Other Events.

On August 3, 2006, the Board, based upon the recommendation of a special committee comprised solely of its independent trustees, voted in favor of selling the Company’s interests in ARCap to CharterMac as part of a purchase by CharterMac of all of the third party membership interests in ARCap (the “ARCap Sale”). The Press Release contains additional information regarding the ARCap Sale

CharterMac, an affiliated company and parent of the Company’s advisor, CharterMac AMI Associates, Inc., announced its intent to acquire all of the third party membership interests in ARCap, including the Company’s, on June 15, 2006. The total transaction values these third-party membership interests at $210.3 million, which equates to approximately $35.00 per membership unit. If the ARCap Sale closes, the Company is expected to receive total proceeds of approximately $40 million in connection with the transaction, including its share of the purchase price and proceeds from a special distribution to be made by ARCap prior to the closing. In order to comply with REIT distribution rules, the Company expects that a portion of the proceeds from the sale will be used to make a special distribution to common shareholders before the end of 2006, in the range of $1.40 - $1.50 per share, subject to the approval of the Board and to the Company achieving its business goals for the year; however there are no assurances that this will happen. Assuming that the remainder of ARCap’s unit holders approve the sale and other conditions to closing are satisfied, the ARCap Sale is expected to close on or about August 15, 2006.

AMAC and ARCap Real Estate Special Situations Mortgage Fund, L.L.C. (“ARESS”) will be advised or managed by affiliates of CharterMac when CharterMac completes its proposed acquisition of ARCap. The Board and ARESS’ investors have approved the basic parameters of a participation arrangement proposal (the “Proposal”) that will deal with any conflicts that arise when there is an investment that is suitable for both AMAC and ARESS.

The Proposal is attached to this Current Report on Form 8-K as Exhibit 99.2 and incorporated herein by reference.

This Current Report on Form 8-K, the Press Release and the Proposal, attached as exhibits hereto, contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and also include a cautionary statement identifying important factors that could cause actual results to differ materially from those anticipated.

ITEM 9.01 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
INFORMATION AND EXHIBITS
a.	Financial Statements

Not Applicable

b.	Pro Forma Financial Information

Not Applicable

c.	Exhibits

99.1 Press Release dated August 7, 2006, “American Mortgage Acceptance Company’s Board of Trustees Approves the Sale of ARCap Investment.”

99.2 The Proposal regarding the AMAC/ARESS Participation Arrangement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Mortgage Acceptance Company

BY:	/s/ Alan P. Hirmes
Alan P. Hirmes
Chief Financial Officer

August 9, 2006